Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.w.
Washington, D.C. 20005-2111
________
TEL: (202) 371-7000
FAX: (202) 393-5760
www.skadden.com
May 10, 2017
Och-Ziff Capital Management Group LLC
9 West 57th Street
New York, New York 10019

Re:    Och-Ziff Capital Management Group LLC
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-8 of the Company (together with all the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).
The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of 156,250,788 shares (the “Shares”) of the Company’s Class A shares representing Class A limited liability company interests (the “Class A Shares”) and rights to acquire Shares represented by LTIP Unit Awards and Restricted Share Units that may be issued under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan, as amended (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In rendering the opinion stated herein, we have examined and relied on the following:
(a)the Registration Statement in the form filed with the Commission on the date hereof;
(b)an executed copy of a certificate of David Levine, Chief Legal Officer of the Company, dated May 10, 2017 (the “Officer’s Certificate”);
(c)a copy of the Plan, certified pursuant to the Officer’s Certificate;
(d)a copy of the Amended and Restated Certificate of Formation of the Company, dated June 6, 2007 (the “Amended and Restated Certificate of Formation”), as certified by the Secretary of State of the State of Delaware, and certified pursuant to the Officer’s Certificate;
(e)a copy of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated November 13, 2007 (the “Amended and Restated LLC Agreement”), certified pursuant to the Officer’s Certificate;
(f)a copy of certain resolutions of the Board of Directors of the Company adopted on March 21, 2017, relating to the Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate;
(g)a specimen certificate representing the Class A Shares, certified pursuant to the Officer’s Certificate; and
(h)a copy of the Final Report of the Inspector of Elections for the Company’s 2017 Annual Meeting of Shareholders reporting the presence in person or by proxy of a quorum of the Company’s Shareholders at such meeting and the approval of the adoption of the amendment of the Plan (Proposal No. 3), by a majority of the votes cast by Shareholders in person or by proxy at such meeting.
We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of

Exhibit 5.1

the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Amended and Restated LLC Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company, and that the Company has, and since the time of its formation has had, at least one validly admitted and existing member of the Company and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Company or the Board of Directors or members, that would result in the liquidation, dissolution or winding-up of the Company, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of formation, and the Company has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing, and (iii) no grounds exist for the revocation or forfeiture of the Company’s Amended and Restated Certificate of Formation. Further, we have assumed that, at the time of issuance and delivery of the Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, and (ii) the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Class A Shares and registered by such transfer agent and registrar. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.
We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Limited Liability Company Act.
Based upon and subject to the foregoing, we are of the opinion that:
1.The issuance and sale of the Shares has been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the Shares have been issued, delivered and paid for in accordance with the terms and conditions of the Amended and Restated LLC Agreement, the Plan and any applicable award agreement, the Shares will be validly issued and fully paid, and, under the DLLCA, the holders of such Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares except for their obligation to repay any funds wrongfully distributed to them; and
2.(a) The LTIP Unit Awards, including (i) the rights to acquire Shares in exchange for interests in the Subsidiaries (the “LTIP Units”), and (ii) the related Class B Shares (if any) of the Company that are cancelled upon such exchange of LTIP Units for Shares, and (b) the Restricted Share Units, representing rights, with or without Distribution Equivalents, to acquire Shares upon the vesting thereof, have in each case been duly authorized and, when sold in the manner and for the consideration contemplated by the Amended and Restated LLC Agreement, the Plan, and the Registration Statement, will constitute valid and legally binding obligations of the Company.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP